UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 24, 2021

(Exact name of Registrant as Specified in its Charter)

001-35368
(Commission File Number)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
33 Kingsway
London, United Kingdom
WC2B 6UF
(Address of Principal Executive Offices)
44 207 632 8600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Ordinary Shares, no par value	CPRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c) Appointment of Joshua Schulman

On August 24, 2021 Capri Holdings Limited (the “Company”) announced that Joshua Schulman is being appointed to the newly-created role of Chief Executive Officer of Michael Kors effective that same date (the “Commencement Date”).

Mr. Schulman, age 50, was President and Chief Executive Officer of Coach brand at Tapestry Inc. from June 2017 through March 2020. Prior to his tenure at Coach, Mr. Schulman was with Neiman Marcus Group serving as President of Bergdorf Goodman from 2012 to 2017, and assuming additional responsibility for NMG International with the acquisition of MyTheresa.com in 2014. From 2007 to 2012, he was Chief Executive Officer of Jimmy Choo. Previously, Mr. Schulman had held senior positions in global fashion and luxury brands including Yves Saint Laurent and Gucci.

There are no arrangements or understandings between Mr. Schulman and any other person pursuant to which he was selected to be an officer of the Company. Mr. Schulman does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. Schulman has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The following is a description of the material terms of the employment agreement between the Company, Michael Kors (USA), Inc. (“MK USA”, together with the Company, the “Company Parties”) and Mr. Schulman, effective as of August 24, 2021 (the “Schulman Employment Agreement”). Such description is qualified in its entirety by the terms of the Schulman Employment Agreement which the Company intends to file with the U.S. Securities and Exchange Commission as an exhibit to its next quarterly report on Form 10-Q.

The Schulman Employment Agreement provides that Mr. Schulman will serve as the Chief Executive Officer of Michael Kors. The Schulman Employment Agreement further provides that, immediately following the earlier of (i) September 1, 2022 and (ii) the date that the Current CEO of Capri (as defined in the Schulman Employment Agreement) ceases to hold that position for any reason, Mr. Schulman will be promoted to the position of Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”), and will be nominated to the Board.

Mr. Schulman’s initial base salary as Chief Executive Officer of Michael Kors will be $1,200,000 per annum. His base salary will increase to $1,300,000 per annum upon being promoted to Chief Executive Officer of the Company. The base salary will be subject to annual review and merit increases in the discretion of the Board.

Beginning in fiscal year 2022, Mr. Schulman will be eligible to participate in the Capri Holdings Limited Annual Cash Incentive Plan (which is a component of the Capri Holdings Limited Second Amended and Restated Omnibus Incentive Plan (together, as the same may be amended from time to time, the “Incentive Plan”)). Pursuant to the Schulman Employment Agreement, annual cash incentives will be based on a fixed percentage of Mr. Schulman’s base salary with the incentive levels set at 100% target – 200% maximum in his role as Chief Executive Officer of Michael Kors, and 200% target – 400% maximum in his role as Chief Executive Officer of the Company. Mr. Schulman’s actual annual cash incentive may range from 0% of salary for performance below established thresholds to 200% or 400% (as applicable) of salary for maximum performance (interpolated based on the actual level of attainment) with performance components, measures and target values established by the Board (or appropriate committee thereof).

Notwithstanding the foregoing, Mr. Schulman’s annual cash incentive (i) for fiscal year 2022 shall be guaranteed at $700,000 and (ii) for fiscal year 2023 shall be guaranteed at $500,000 (each, a “Guaranteed Cash Incentive”). The Guaranteed Cash Incentive reflects the minimum cash incentive payable to Mr. Schulman for the applicable fiscal year, and Mr. Schulman may earn an actual annual cash incentive in excess of the Guaranteed Cash Incentive if actual fiscal year performance exceeds threshold. Any such additional annual cash incentive for fiscal year 2022 shall be pro-rated from the Commencement Date.

All annual cash incentive payments are subject to the terms and conditions of the Incentive Plan, including that Mr. Schulman be employed by the Company on the date the annual cash incentive is actually paid to similarly situated executives. Accordingly, if Mr. Schulman resigns other than for “good reason” (as defined in the Schulman Employment Agreement) or is terminated for “cause” (as defined in the Schulman Employment Agreement) prior to the date the annual cash incentive is actually paid to similarly situated executives, he is not entitled to receive the annual cash incentive payment. If the Board (or appropriate committee thereof) determines that Mr. Schulman was overpaid as a result of certain restatements of the reported financial or operating results of the Company due to material non-compliance with financial reporting requirements, then it may reduce the amount of the cash incentive, or require Mr. Schulman to re-pay the overpaid portion of the cash incentive, as long as the determination as to the fact that a cash incentive has been overpaid is made before the end of the third fiscal year following the year for which the cash incentive performance evaluation was inaccurate, provided that if steps have been taken within such period to restate the Company’s financial or operating results, such three year time period will be extended until such restatement is completed.

On the first business day of the month following Mr. Schulman’s start date (assuming he remains employed on the grant date), he will receive a long-term incentive award under the Incentive Plan in an amount that is valued at approximately $15,000,000 based on the closing price of the Company’s ordinary shares on the New York Stock Exchange on the date of grant in accordance with, and subject to, the terms and conditions of such Incentive Plan and the applicable award agreement. This grant shall be comprised of 100% restricted share units (“RSUs”) that will vest in equal installments over five (5) years on each anniversary of the grant date. In addition, in accordance with the Company’s annual performance review cycle (which typically occurs in June of each year), on an annual basis commencing in June 2022, Executive will be eligible to receive a discretionary long-term incentive award under the Incentive Plan in form and amount, if any, to be determined in the Company’s sole discretion in accordance with, and subject to, the terms and conditions of such Incentive Plan.

Mr. Schulman is entitled to 25 vacation days per year under the Schulman Employment Agreement. In addition, Mr. Schulman will be eligible to participate in all employee benefit plans and programs, including, without limitation, medical, dental, vision, life insurance, disability insurance, deferred compensation program and 401(k), that MK USA provides generally to similarly situated executives. Mr. Schulman is also entitled to reimbursement for ordinary and necessary business expenses incurred by him in the performance of his duties (including the cost of first class airfare) in accordance with the Company’s policies and procedures. MK USA will also reimburse Mr. Schulman for reasonable and documented legal fees of up to $25,000 incurred in connection with the negotiation of his offer letter and the Schulman Employment Agreement.

The Schulman Employment Agreement sets forth Mr. Schulman’s rights to severance upon termination of employment. In the event the Company terminates his employment without “cause” (which the Company shall have the right to do at any time), or he resigns for “good reason,” and subject to Mr. Schulman’s providing the Company with an executed separation agreement and release (that is not subject to revocation) of claims against the Company and its affiliates and their respective directors, officers, employees, agents and representatives, which release is satisfactory in form and content to the Company’s counsel, the Company agrees to provide continuation of Mr. Schulman’s then-current base salary for a two (2) year period commencing upon the termination date plus a payment equivalent to two (2) years of his annual cash incentive payment at target plus the annual cash incentive for the fiscal year in which the termination date occurs (pro-rated based on the termination date within the performance period) plus the value of accrued by unused vacation (together, the “Schulman Severance Payments”).

The Schulman Severance Payments shall be payable in substantially equal installments in accordance with the normal payroll practices of the Company (except for the annual cash incentive for the fiscal year in which the terminated date occurs which shall be payable at the same time such annual cash incentive is paid to other similarly situated executives) less applicable withholdings and deductions, and shall not be offset or otherwise reduced by any compensation that Mr. Schulman may receive from other employment (including self-employment) during such payment period. In addition, if the Company is required to make the Schulman Severance Payments described herein, Mr. Schulman shall also be eligible to vest in any long-term incentive award that has a vesting date up to twelve (12) months following the termination date.

The Schulman Employment Agreement defines “cause” as the occurrence of any of the following events: (i) a material breach by Mr. Schulman of his obligations under the Schulman Employment Agreement that he fails to cure, other than due to death, disability or other cause outside of his reasonable control, within thirty (30) days following written notice of such breach from the Company Parties to Mr. Schulman; (ii) insubordination or a refusal by Mr. Schulman to perform his duties under the Schulman Employment Agreement, consistent with applicable laws and Mr. Schulman’s good faith business judgment, that continues for at least ten (10) consecutive days after written notice from the Company Parties to Mr. Schulman; (iii) Mr. Schulman’s gross negligence, willful misconduct or dishonesty in performing his duties under the Schulman Employment Agreement or with respect to the Company Parties or any of their affiliates; (iv) the commission by Mr. Schulman of a fraud or theft against the Company Parties or any of their affiliates or Mr. Schulman’s conviction for the commission of, or aiding or abetting, a felony or of a fraud or a crime involving moral turpitude or a business crime; or (v) the possession or use by Mr. Schulman of illegal drugs or prohibited substances or the excessive drinking of alcoholic beverages on a recurring basis which impairs Mr. Schulman’s ability to perform the material duties under the Schulman Employment Agreement. In all instances, written notice shall be from the Current Capri CEO or the Board, as applicable, and must set forth the specific basis of the alleged conduct constituting “cause”, and termination by the Company Parties is subject to an opportunity for Mr. Schulman to meet with the Board at least ten (10) days in advance and the vote of majority of Board members.

“Good reason” under the Schulman Employment Agreement means (i) the material reduction of Mr. Schulman’s duties, responsibilities or authority relating to the position of Chief Executive Officer of Michael Kors or Chief Executive Officer of the Company, as applicable (but not including any transition assistance provided by the Executive Chairman of the Company during Mr. Schulman’s first four (4) months as CEO of the Company) or the assignment of responsibilities or reporting relationships that are inconsistent in any material respect with those roles except with respect to any Company or MK USA action initiated or recommended by Mr. Schulman and approved by the Chief Executive Officer of the Company or the Board (as applicable); (ii) a material breach by the Company Parties of their obligations under the Schulman Employment Agreement or any other agreements then in effect; (iii) failure of the Board to promote Mr. Schulman to Chief Executive Officer of the Company by the date specified in the Schulman Employment Agreement; (iv) a person other than Mr. Schulman being named as the successor Chief Executive Officer of the Company to the person who serves as the Current CEO of the Company; (v) failure of the Board to nominate Mr. Schulman to the Board upon his appointment as Chief Executive Officer of the Company; and (vi) in the event of a “change of control” (as defined in the Incentive Plan), failure of the surviving entity to assume in writing any binding employment agreement between Mr. Schulman and the Company Parties. In all instances set forth above, written notice directed to the Current Capri CEO or the Board, as applicable, and setting forth the specific basis of the alleged conduct constituting “good reason” is required within thirty (30) days following the occurrence. The Company Parties will have up to thirty (30) days after receipt of said written notice to cure such noncompliance, and termination by Executive for Good Reason shall not be effective before ten (10) days after the expiration of the cure period.

Mr. Schulman has agreed that all rights to the Company’s intellectual property are and will remain the sole and exclusive property of the Company and its affiliates, and Mr. Schulman remains obligated to maintain the confidentiality of the Company’s proprietary information. Mr. Schulman has agreed that for two years after termination of his employment, he will not hire any person who was employed or retained by the Company or any of its affiliates within the immediately preceding 12-month period. He has also agreed not to compete with the Company for a 12-month period following the termination of his employment.

(e) Fourth Amended and Restated Employment Agreement of John D. Idol

On August 24, 2021, the Company Parties entered into a fourth amended and restated employment agreement with John D. Idol, the Company’s Chairman and Chief Executive Officer. The following is a description of the material terms of the employment agreement with Mr. Idol (the “Idol Employment Agreement”). Such description is qualified in its entirety by the terms of the Idol Employment Agreement which the Company intends to file with the U.S. Securities and Exchange Commission as an exhibit to its next quarterly report on Form 10-Q. Because the Idol Employment Agreement is a restatement of his prior agreement, many provisions described below are continuations of terms from the prior agreement and have been previously disclosed.

The Company Parties agree to continue to employ Mr. Idol, and Mr. Idol agrees to continue to be employed by the Company Parties on the terms and subject to the conditions contained in the Idol Employment Agreement and until the Idol Employment Agreement is terminated in accordance with the Idol Employment Agreement.

Mr. Idol will continue to serve as the Chairman and Chief Executive Officer of the Company until Mr. Schulman assumes the role on or about September 1, 2022 at which point the Board shall appoint Mr. Idol as Executive Chairman of the Company.

For the remainder of the fiscal year ending April 2, 2022, Mr. Idol’s base salary shall remain at the reduced annual salary of $1,215.000 (due to the impact of COVID-19 on the Company’s business). Effective with fiscal 2023, Mr. Idol’s annual base salary shall be reinstated at $1,350,000 (reflecting his pre-COVID-19 base salary). Commencing in fiscal 2024, Mr. Idol’s annual base salary will be $1,000,000.

Mr. Idol will continue to be eligible to participate in the Incentive Plan. Pursuant to the Idol Employment Agreement, annual cash incentives will be based on a fixed percentage of Mr. Idol’s base salary with the incentive levels set at 0% for performance below established thresholds and (i) for fiscal 2022, 300% target – 400% maximum, (ii) for fiscal 2023, 200% target – 400% maximum, and (iii) for fiscal 2024 and thereafter, 100% target – 200% maximum. Mr. Idol’s actual annual cash incentive will be interpolated based on the actual level of attainment with performance components, measures and target values established by the Board (or appropriate committee thereof).

All annual cash incentive payments are subject to the terms and conditions of the Incentive Plan, including that Mr. Idol be employed by the Company on the date the annual cash incentive is actually paid to similarly situated executives. Accordingly, if Mr. Idol resigns other than for “good reason” (as defined in the Idol Employment Agreement) or is terminated for “cause” (as defined in the Idol Employment Agreement) prior to the date the annual cash incentive is actually paid to similarly situated executives, he is not entitled to receive the annual cash incentive payment. If the Board (or appropriate committee thereof) determines that Mr. Idol was overpaid as a result of certain restatements of the reported financial or operating results of the Company due to material non-compliance with financial reporting requirements, then it may reduce the amount of the cash incentive, or require Mr. Idol to re-pay the overpaid portion of the cash incentive, as long as the determination as to the fact that a cash incentive has been overpaid is made before the end of the third fiscal year following the year for which the cash incentive performance evaluation was inaccurate, provided that if steps have been taken within such period to restate the Company’s financial or operating results, such three year time period will be extended until such restatement is completed.

In addition, in accordance with the Company’s annual performance review cycle (which typically occurs in June of each year), on an annual basis Mr. Idol will continue to be eligible to receive a discretionary long-term incentive award under the Incentive Plan in form and amount, if any, to be determined in the Company’s sole discretion in accordance with, and subject to, the terms and conditions of such Incentive Plan.

Mr. Idol remains entitled to six (6) weeks of paid vacation per year through the end of fiscal 2023 pursuant to the Idol Employment Agreement. Thereafter, the Company’s vacation policies will not apply to Mr. Idol. In addition, Mr. Idol remains eligible to participate in all employee benefit plans and programs, including, without limitation, medical, dental, vision, life insurance, disability insurance, deferred compensation program and 401(k), that MK USA provides generally to senior executives. Mr. Idol also remains entitled to reimbursement for reasonable and necessary business expenses incurred by him in the performance of his duties (including the cost of first class airfare) in accordance with the Company’s policies and procedures. The Company will continue to pay the premiums, up to a maximum of $50,000 per year, for the $5.0 million whole life insurance policy presently maintained by Mr. Idol. The Idol Employment Agreement further provides that through the end of fiscal 2023 the Company will continue to provide Mr. Idol with an automobile and driver for transportation to and from the Company’s offices and for other business purposes. Mr. Idol also remains entitled to use the corporate aircraft in accordance with the Aircraft Time Sharing Agreement, dated November 24, 2014, between him and the Company.

Mr. Idol’s employment agreement will terminate upon Mr. Idol’s death or “total disability” (as defined in the Idol Employment Agreement) upon six months’ advance notice or with “good reason” (as defined in the Idol Employment Agreement), subject to certain notice and cure rights. The Company may terminate Mr. Idol’s employment for “cause” (as defined in the Idol Employment Agreement) upon ten (10) days’ advance written notice, subject to Mr. Idol having certain rights to meet with the Board, and a majority of the Board approving his dismissal.

The Idol Employment Agreement sets forth Mr. Idol’s rights to severance upon termination of employment. Consistent with his prior agreement, while Mr. Idol is the Company’s Chairman and Chief Executive Officer, if his employment is terminated by the Company without “cause” or by him for “good reason,” he will be entitled to receive a pro rata portion of his annual cash incentive that would have been payable in respect of the fiscal year, or part fiscal year, as of the date of termination plus severance equal to two (2) times (i) the sum of his then-current base salary (which shall be calculated using a base salary of $1.35 million during the period that Mr. Idol has voluntarily elected to reduce his base salary due to COVID-19) and (ii) the annual cash incentive paid or payable to him with respect to the Company’s last full fiscal year, payable in a single lump sum within 30 days following termination as well as payment of any accrued benefits including earned but unpaid base salary, cash incentives and reimbursement of any reimbursable expenses incurred prior to the termination date. If Mr. Idol dies or has a “total disability,” in addition to the accrued benefits referenced above, Mr. Idol (or his estate, as applicable) is entitled to a pro rata portion of his cash incentive that would have been payable to Mr. Idol in respect of such fiscal year as of the date of death or total disability. He would also be entitled to a benefit under his whole life insurance policy (currently valued at approximately $5.0 million) and his term life insurance policy (currently valued at approximately $500,000) upon termination due to death. In the event Mr. Idol is terminated for cause, he is not entitled to receive any compensation or benefits other than for accrued benefits.

Pursuant to the Idol Employment Agreement, when Mr. Idol is in the role of Executive Chairman, the Board may terminate Executive by giving written notice at least ninety (90) days prior to the end of the applicable fiscal year with effect from the first day of the subsequent fiscal year. If while serving in the role of Executive Chairman, Mr. Idol is terminated by the Company without cause or he voluntarily resigns (whether with or without good reason), Mr. Idol will not be entitled to any separation payments (except for accrued benefits), except that if the Board wishes for Mr. Idol’s employment as Executive Chairman to end without complying with the required notice provision or to accelerate the termination date following proper notice, the Company can make a payment in lieu of notice equal to one year of Mr. Idol’s then-current base salary pro rata from the termination date through the last day of the fiscal year in which the termination date occurs plus the annual cash incentive for the fiscal year in which the termination date occurs based on actual performance for the applicable period and payable at the same time such Annual Cash Incentive is paid to similarly situated executives.
In connection with any separation payments paid under the Idol Employment Agreement, Mr. Idol agrees to deliver a fully executed separation agreement and release (that is not subject to revocation) of claims against the Company Parties and their respective affiliates satisfactory in form and content to the Company’s counsel.

The Idol Agreement continues to define “cause” as: (i) gross negligence, willful misconduct or dishonesty by Mr. Idol in performing his duties; (ii) conviction of a felony by Mr. Idol (other than a felony involving a traffic violation); (iii) commission by Mr. Idol of a felony involving fraud or other business crime against the Company or any of its subsidiaries; or (iv) a breach of the no-hire, confidentiality or non-compete covenants contained in the Idol Employment Agreement if such breach, if curable, is not cured within thirty (30) days after written notice of such breach.

“Good reason” is defined in the Idol Employment Agreement as: (i) the assignment of duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of Mr. Idol’s title or position; (ii) the Company’s failure to perform substantially any material term of the Idol Employment Agreement and such failure, if curable, is not cured within sixty (60) days after the Company receives notice of the breach; (iii) Mr. Idol’s office is relocated more than 50 miles from his then-current office; (iv) the Idol Employment Agreement is not assumed by any successor-entity to the Company following a change in control (as defined in the Incentive Plan); (v) Mr. Idol’s duties or responsibilities are significantly reduced, except with respect to any corporate action initiated or recommended by Executive and approved by the Board (including Executive’s transition from Chief Executive Officer to Executive Chairman); (vi) Mr. Idol is involuntarily removed from the Board (other than in connection with a termination for “cause”, voluntary termination without “good reason”, death or “total disability”); or (vii) subject to the terms of the Idol Employment Agreement, the Board is managing the day-to-day operations of the Company and, after receipt of written notice from Mr. Idol and sufficient time to cease such involvement, the Board continues to do so. Mr. Idol expressly agreed that his appointment to serve as the Executive Chairman in connection with Mr. Schulman’s appointment as Chief Executive Officer shall not constitute “good reason” to terminate his employment under the Idol Employment Agreement.

Mr. Idol has agreed that all rights to the Company’s intellectual property are and will remain the sole and exclusive property of the Company and Mr. Idol remains obligated to maintain the confidentiality of the Company’s proprietary information. For two years after termination of his employment, Mr. Idol has agreed not to hire any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

Mr. Idol has also agreed that during the term of the Idol Employment Agreement he will not engage in or carry on any “competitive business” (as defined in the Idol Employment Agreement); provided, that he may own 10% or less in a competitive business as a passive investor so long as he does not manage or exercise influence or control over such business.

Pursuant to the Idol Employment Agreement, to the extent permitted by law and our by-laws or other governing documents, the Company will indemnify Mr. Idol with respect to any claims made against him as an officer, director or employee of the Company or any subsidiary, except for acts taken in bad faith or in breach of his duty of loyalty to the Company. During the term of the Idol Employment Agreement and for as long thereafter as is practicable, the Company has agreed that Mr. Idol will be covered under a directors and officers liability insurance policy with coverage limits in amounts no less than that which we maintained as of the date of his employment agreement.

Item 8.01. Other Events.

On August 24, 2021, the Company issued a press release announcing that Joshua Schulman has been appointed to the newly created role of Chief Executive Officer of Michael Kors effective that same date, and that he will succeed John D. Idol as Chief Executive Officer of the Company in September 2022 when Mr. Idol will become Executive Chairman. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.
99.1	Capri Holdings Limited Press Release, dated August 24, 2021
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPRI HOLDINGS LIMITED
Date: August 27, 2021
	By:	/s/ Krista A. McDonough
	Name:	Krista A. McDonough
	Title:	Senior Vice President, General Counsel & Chief Sustainability Officer